UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Broadmark Realty Capital Inc.
(Exact name of registrant as specified in its charter)

Maryland	84-2620891
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

55 Merchant Street, Suite 1500 Honolulu, HI	96813
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title for each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.001 per share	New York Stock Exchange
Public Warrants, each exercisable for one fourth (1/4th) share of Common Stock at an exercise price of $2.875 per one fourth (1/4th) share	NYSE American LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates (if applicable): 333-233214

Securities to be registered pursuant to Section 12(g) of the Act: N/A

Item 1.          Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the common stock, par value $0.001 per share (the “Common Stock”), and the public warrants (the “Public Warrants”) to purchase one-fourth of one share of Common Stock of Broadmark Realty Capital Inc., a Maryland corporation (formerly named Trinity Sub Inc.) (the “Registrant”).  The Registrant was renamed on November 12, 2019 in preparation for the completion of the mergers (the “Mergers”) described in the Registration Statement on Form S-4, as amended (Registration No. 333-233214) filed with the Securities and Exchange Commission (the “SEC”) on October 15, 2019, as supplemented.  The forms of articles of amendment and restatement of the Registrant (the “Charter”) and amended and restated bylaws of the Registrant (the “Bylaws”) will become of effective at the completion of the Mergers.  The securities registered on this Form 8-A will be outstanding following the completion of the Mergers.

Common Stock

General

The Registrant has authorized for issuance a total of 600,000,000 shares of stock, consisting of 500,000,000 shares of Common Stock, and 100,000,000 shares of preferred stock, par value $0.001 per share.  The Charter authorizes the Registrant’s board of directors (the “Board”), with the approval of a majority of the entire Board and without any action by the Registrant’s stockholders (the “Stockholders”), to amend the Charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series.  Under Maryland law, stockholders generally are not liable for a corporation’s debts or obligations.

Common Stock

Subject to the preferential rights, if any, of holders of any other class or series of stock and to the provisions of the Charter regarding restrictions on ownership and transfer of the Common Stock, holders thereof have the right to receive ratably any distributions from funds legally available therefor, when, as and if authorized by the Board and declared by the Registrant, and are entitled to share ratably in the assets of the Registrant legally available for distribution to the holders of Common Stock in the event of the Registrant’s liquidation, dissolution or winding up of its affairs.

There generally are no redemption, sinking fund, conversion, preemptive or appraisal rights with respect to the Common Stock.

Subject to the provisions of the Charter regarding restrictions on ownership and transfer of Common Stock and except as may otherwise be specified in the terms of any class or series of stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of Stockholders, including the election of directors and, except as may be provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power.

Power to Reclassify and Issue Stock

The Board may classify any unissued shares of preferred stock, and reclassify any unissued shares of Common Stock or any previously classified but unissued shares of any preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority over Common Stock with respect to voting rights or distributions or upon liquidation, and authorize the Registrant to issue the newly classified shares.  Prior to the issuance of shares of each class or series, the Board is required by the Maryland General Corporation Law (the “MGCL”) and the Charter to set, subject to the provisions of the Charter regarding the restrictions on ownership and transfer of the Registrant’s stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such class or series.  These actions can be taken without Stockholder approval, unless stockholder approval is required by applicable law, the terms of any other class or series of the Registrant’s stock, or the rules of any stock exchange or automated quotation system on which the Registrant’s stock may be then listed or quoted.

Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Common Stock and Preferred Stock

The power of the Board to increase or decrease the number of authorized shares of stock and to classify or reclassify unissued shares of Common Stock or the Registrant’s preferred stock and thereafter to cause the Registrant to issue such shares of stock will provide the Registrant with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise.  The additional classes or series, as well as the additional shares of stock, will be available for future issuance without further action by the Stockholders, unless such action is required by applicable law, the terms of any other class or series of stock, or the rules of any stock exchange or automated quotation system on which the Registrant’s securities may be listed or traded.  The Board could authorize the Registrant to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of the Registrant that might involve a premium price for shares of Common Stock owned by the Stockholders or otherwise be in their best interests.

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), shares of the Registrant stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year.  Also, not more than 50% of the value of the outstanding shares of the Registrant’s capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).  The Charter contains restrictions on the ownership and transfer of the Registrant’s stock that are intended to assist it in complying with these requirements and qualifying as a REIT, among other reasons.  The relevant sections of the Charter provides that, subject to the exceptions described below, no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of any class or series of the Registrant’s capital stock, excluding any shares of stock that are not treated as outstanding for federal income tax purposes.  This restriction is referred to herein as the “ownership limit.” A person or entity that would have acquired actual, beneficial or constructive ownership of the Registrant’s stock but for the application of the ownership limit or any of the other restrictions on ownership and transfer of the Registrant’s stock discussed below is referred to as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity.  As a result, the acquisition of less than 9.8% of any class or series of the Registrant’s capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, any class or series of the Registrant’s capital stock) by an individual or entity could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of such class or series of the Registrant’s capital stock and thereby violate the ownership limit.

The Charter provides that the Board, subject to certain limits, upon receipt of a request that complies with the requirements of thereof and any policy adopted by the Board, may retroactively or prospectively exempt a person from the ownership limit and establish a different limit on ownership for such person.

As a condition of the exception, the Board may require an opinion of counsel or IRS ruling, in either case in form and substance satisfactory to it, in order to protect, determine or ensure the Registrant’s status as a REIT and such representations and/or undertakings as it may deem necessary or prudent.  Notwithstanding the receipt of any ruling or opinion, the Board may impose such conditions or restrictions as it deems appropriate in connection with such an exception.

The Board may increase or decrease the ownership limit of any class or series of the Registrant’s capital stock for one or more persons, except that a decreased ownership limit will not be effective for any person whose actual, beneficial or constructive ownership of the Registrant’s stock exceeds the decreased ownership limit at the time of the decrease until the person’s actual, beneficial or constructive ownership of the applicable class or series of the Registrant’s capital stock equals or falls below the decreased ownership limit, although any further acquisition of such class or series of the Registrant’s capital stock (other than by a previously exempted person) will violate the decreased ownership limit.  The Board may not increase or decrease the ownership limit if the new ownership limit would allow five or fewer persons to actually or beneficially own more than 49.9% in value of the Registrant’s outstanding stock or could cause the Registrant to be “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause it to fail to qualify as a REIT.

The Charter further prohibits any person from:

•
beneficially owning shares of the Registrant’s capital stock to the extent that such beneficial ownership would result in the Registrant being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year);

•
transferring shares of the Registrant’s capital stock to the extent that such transfer would result in shares of the Registrant’s capital stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code); or

•
beneficially or constructively owning or transferring shares of the Registrant’s capital stock if such beneficial or constructive ownership or transfer would otherwise cause the Registrant to fail to qualify as a REIT under the Code.

Any attempted transfer of shares of the Registrant’s capital stock or other event which, if effective, would violate any of the restrictions described above will result in the number of shares of the Registrant’s  capital stock causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, except that any transfer that results in the violation of the restriction relating to shares of the Registrant’s capital stock being beneficially owned by fewer than 100 persons will be void ab initio.  In either case, the prohibited owner will not acquire any rights in those shares.  The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in the transfer to the trust.  Shares held in the trust will be issued and outstanding shares.  The prohibited owner will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends or other distributions and will have no rights to vote or other rights attributable to the shares held in the trust.  The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust.  These rights will be exercised for the exclusive benefit of the charitable beneficiary.  Any dividend or other distribution paid prior to the Registrant’s discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand.  Any dividend or other distribution authorized but unpaid will be paid when due to the trustee.  Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary.  Subject to Maryland law, effective as of the date the shares are transferred to the trust, the trustee will have the authority (at the trustee’s sole and absolute discretion) (i) to rescind as void any vote cast by the prohibited owner prior to the Registrant’s discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary.  However, if the Registrant has already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from the Registrant that shares of the Registrant’s stock have been transferred to the trust, the trustee will sell the shares to a person, designated by the trustee, whose ownership of the shares will not violate the above ownership and transfer limitations.  Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows.  The prohibited owner will receive the lesser of (i) the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in the Charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee (net of any commission and other expenses of sale) from the sale or other disposition of the shares.  The trustee may reduce the amount payable to the prohibited owner by the amount of dividends or other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee.  Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary.  If, prior to the Registrant’s discovery that shares of the Registrant’s stock have been transferred to the trustee, the shares are sold by the prohibited owner, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the prohibited owner received an amount for the shares that exceeds the amount he, she or it was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of the Registrant’s stock held in the trust will be deemed to have been offered for sale to the Registrant, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date the Registrant, or its designee, accepts the offer, which the Registrant may reduce by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee.  The Registrant will have the right to accept the offer until the trustee has sold the shares.  Upon a sale to the Registrant or its designee, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner.

If a transfer to a charitable trust, as described above, would be ineffective for any reason to prevent a violation of the ownership and transfer restrictions, the transfer that would have resulted in a violation will be void ab initio, and the prohibited owner shall acquire no rights in those shares.

Any certificate representing shares of the Registrant’s capital stock, and any notices delivered in lieu of certificates with respect to the issuance or transfer of uncertificated shares, will (i) bear a legend referring to the restrictions described above or (ii) state that the Registrant will furnish a full statement about the above restrictions on ownership and transfer to a Stockholder on request and without charge.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of the Registrant’s capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of the Registrant’s capital stock that resulted in a transfer of shares to a charitable trust, is required to give written notice immediately to the Registrant or, in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice, and provide the Registrant with such other information as it may request in order to determine the effect, if any, of the transfer on the Registrant’s status as a REIT.  The foregoing restrictions on transferability and ownership will not apply if the Board determines that it is no longer in the Registrant’s best interests to attempt to qualify, or to continue to qualify, as a REIT.

Every beneficial owner of more than 5% (or any lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of the Registrant’s capital stock, within 30 days after the end of each taxable year, is required to give the Registrant written notice, stating his, her or its name and address, the number of shares of each class and series of shares of  the Registrant’s capital stock that he, she or it beneficially owns and a description of the manner in which the shares are held.  Each of these owners must provide the Registrant with additional information that it may request in order to determine the effect, if any, of his, her or its beneficial ownership on the Registrant’s status as a REIT and to ensure compliance with the ownership limit.  In addition, each Stockholder (including the Stockholder of record) will, upon demand, be required to provide the Registrant with information it may request in order to determine its status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine its compliance.

These ownership limitations could delay, defer or prevent a transaction or a change in control of the Registrant that might involve a premium price for shares of Common Stock owned by the Stockholders or otherwise be in the best interests of the Stockholders.

Transfer Agent

The transfer agent for the Registrant’s common stock is American Stock Transfer & Trust Company, LLC.

Certain Provisions of Maryland Law and of the Charter and the Bylaws

Although the following summary describes certain provisions of Maryland law and the material provisions of the Charter and the Bylaws, it is not a complete description of the Charter and the Bylaws.  You should review  copies of these documents, which are filed as Exhibits 3.1 and 3.2 hereto.

The Board of Directors

The Charter and the Bylaws provide that the number of directors of the Registrant  may be established, increased or decreased only by the Board, but may not be less than the minimum number required under the MGCL, which is one, or, unless the Bylaws are amended, more than fifteen.  The Registrant has elected by a provision in the Charter to be subject to a provision of Maryland law requiring that, subject to the rights of holders of one or more classes or series of preferred stock, any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the full term of the directorship in which such vacancy occurred and until his or her successor is duly elected and qualifies.

Each member of the Board elected by the Stockholders to serve until the next annual meeting of Stockholders and until his or her successor is duly elected and qualifies.  Holders of shares of Common Stock will have no right to cumulative voting in the election of directors, and directors will be elected by a majority of the votes cast for each nominee for director.  Consequently, at each annual meeting of Stockholders, the holders of a majority of the shares of Common Stock will be able to elect all of the directors.

Removal of Directors

The Charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed from office at any time, but only for cause (as defined in the Charter), and then only by the affirmative vote of holders of shares entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors.  This provision, when coupled with the exclusive power of the Board to fill vacant directorships, may preclude Stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and from filling the vacancies created by such removal with their own nominees.

Resignation Policy for Directors

Each nominee for director shall be elected by a majority of the votes cast.  A majority of the votes cast means the affirmative vote of a majority of the total votes cast “for” and “against” such nominee.  Notwithstanding the foregoing, a nominee for director shall be elected by a plurality of the votes cast if the number of nominees exceeds the number of directors to be elected.  The Board will adopt a policy regarding the election of directors in uncontested elections.  Pursuant to such policy, in an uncontested election of directors, any nominee who receives a greater number of votes against his or her election than votes for his or her election will, within two weeks following certification of the Stockholder vote by the Registrant, submit a written resignation offer to the Board.  The Board will consider the resignation offer and, within 60 days following certification by the Registrant of the Stockholder vote with respect to such election, will make a recommendation to the Board concerning the acceptance or rejection of the resignation offer.  The Board will take formal action on the recommendation no later than 90 days following certification of the Stockholder vote by the Registrant.  The Registrant will publicly disclose, in a Current Report on Form 8-K to be filed with the SEC, the decision of the Board.  The Board will also provide an explanation of the process by which its decision has been made and, if applicable, its reason or reasons for rejecting the tendered resignation.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (i.e., any person (other than the corporation or any subsidiary) who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock after the date on which the corporation had 100 or more beneficial owners of its stock, or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation after the date on which the corporation had 100 or more beneficial owners of its stock) or an affiliate of an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder.  Thereafter, any such business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.  A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder.  The board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions it determines.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder became an interested stockholder.  As permitted by the MGCL, the Board has adopted a resolution exempting any business combination between the Registrant and any other person from the provisions of this statute, provided that the business combination is first approved by the Board (including a majority of directors who are not affiliates or associates of such persons).  However, the Board may repeal or modify this resolution at any time in the future, in which case the applicable provisions of this statute will become applicable to business combinations between the Registrant and interested stockholders.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to those shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by stockholders entitled to vote generally in the election of directors, excluding votes cast by (1) the person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation.  “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority or more of all voting power.  Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.  A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares.  If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of stockholders is held at which the voting rights of such shares is considered and not approved, as of the date of such meeting.  If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights.  The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to, among other things, (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charters or the bylaws of the corporation.

The Bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of shares of the Registrant’s stock.  There can be no assurance that such provision will not be amended or eliminated at any time in the future by the Board.

Subtitle 8, Also Known as the Maryland Unsolicited Takeovers Act

Subtitle 8 of Title 3 of the MGCL (“Subtitle 8”), permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in such corporation’s charter or bylaws or a resolution of its board of directors, without stockholder approval, and notwithstanding any contrary provision in such corporation’s charter or bylaws, to any or all of five provisions of the MGCL which provide, respectively, that:

•	the corporation’s board of directors will be divided into three classes;

•	the affirmative vote of two-thirds of the votes entitled to be cast in the election of directors generally is required to remove a director;

•	the number of directors may be fixed only by vote of the directors;

•
a vacancy on its board of directors may be filled only by the remaining directors and that directors elected to fill a vacancy will serve for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	the request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting is required for the calling of a special meeting of stockholders.

The Registrant has elected in its Charter to be subject to the provision of Subtitle 8 providing that vacancies on the Board may be filled only by the remaining directors, even if such remaining directors do not constitute a quorum.  The Registrant has not elected to be subject to any of the other provisions of Subtitle 8, including the provisions that would permit the Registrant to classify its board without Stockholder approval.  Moreover, the Charter provides that the Registrant may not elect to classify the Board through the provisions of Subtitle 8 without the affirmative vote of a majority of the votes cast on the matter by the Stockholders entitled to vote generally in the election of directors.  In addition, without having elected to be subject to Subtitle 8, the Charter and the Bylaws already (1) require the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors to remove a director from the Board, (2) vest in the Board the exclusive power to fix the number of directors and (3) require, unless called by the Chairman of the Board, the President, the Chief Executive Officer or the Board, the request of Stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting to call a special meeting of Stockholders.  The Board is not currently classified.

Meetings of Stockholders

Pursuant to the Bylaws, an annual meeting of the Stockholders for the purpose of the election of directors and the transaction of any business will be held on a date and at the time and place set by the Board.  Each of the directors is elected by the Stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies under Maryland law.  In addition, the Chairman of the Board, the President, the Chief Executive Officer or the Board may call a special meeting of the Stockholders.  Subject to the provisions of the Bylaws, a special meeting of the Stockholders to act on any matter that may properly be considered by them will also be called by the Registrant’s Secretary upon the written request of Stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter, accompanied by the information required by the Bylaws.  The Registrant’s Secretary will inform the requesting Stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including any proxy materials), and the requesting Stockholder(s) must pay such estimated cost before the Registrant’s Secretary may prepare and mail the notice of the special meeting.

Amendments to the Charter and the Bylaws

Under the MGCL, a Maryland corporation generally cannot amend its charter unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter.  Except for certain amendments related to the removal of directors and the vote required to amend those provisions (which must be declared advisable by such corporation’s board of directors and approved by the affirmative vote of the stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter), the Charter generally may be amended only if the amendment is declared advisable by the Board and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.  The Board, with the approval of a majority of the entire Board, and without any action by the stockholders, may also amend the Charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series the Registrant is authorized to issue.  The Board may also amend the Charter to change the Registrant’s name or make certain other ministerial changes without Stockholder approval.

The Board has the exclusive power to adopt, amend or repeal any provision of the Bylaws and to make new bylaws.

Extraordinary Transactions

Under the MGCL, a Maryland corporation generally cannot dissolve, merge, convert, transfer all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter.  As permitted by the MGCL, the Charter provides that any of these actions may be approved by the affirmative vote of Stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

No Appraisal Rights

The Charter provides that the Stockholders generally will not be entitled to exercise statutory appraisal rights.

Advance Notice of Director Nominations and New Business

The Bylaws provide that, with respect to an annual meeting of Stockholders, nominations of individuals for election to the Board and the proposal of other business to be considered by the Stockholders at an annual meeting of Stockholders may be made only (1) pursuant to a notice of the meeting, (2) by or at the direction of the Board or (3) by a Stockholder who was a stockholder of record at the record date for the meeting, at the time of giving of notice and at the time of the meeting (or any postponement or adjournment thereof), who is entitled to vote at the meeting on the election of the individual so nominated or such other business and who has complied with the advance notice procedures set forth in the Bylaws, including a requirement to provide certain information about the Stockholder and its affiliates and the nominee or business proposal, as applicable.  To be timely, such notice shall be delivered to the Registrant’s Secretary at the Registrant’s principal executive office not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting.

With respect to special meetings of Stockholders, only the business specified in the notice of meeting may be brought before the meeting.  Nominations of individuals for election to the Board may be made at a special meeting of Stockholders at which directors are to be elected only (1) by or at the direction of the Board or (2) provided that the special meeting has been properly called by the Board or a duly authorized officer  in accordance with the Bylaws for the purpose of electing directors, by a Stockholder who was a stockholder of record at the record date for the meeting, at the time of giving of notice and at the time of the meeting (or any postponement or adjournment thereof), who is entitled to vote at the meeting on the election of each individual so nominated and who has complied with the advance notice provisions set forth in the Bylaws, including a requirement to provide certain information about the Stockholder and its affiliates and the nominee.

Anti-Takeover Effect of Certain Provisions of Maryland Law and the Charter and the Bylaws

The Charter and the Bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control of the Registrant or other transaction that might involve a premium price for holders of shares of Common Stock owned by the Stockholders or otherwise be in the best interests of the Stockholders, including:

•	supermajority vote and cause requirements for removal of directors;

•
the requirement that Stockholders holding at least a majority of the outstanding Common Stock must act together to make a written request before the Stockholders can require the Registrant to call a special meeting of Stockholders;

•	provisions that vacancies on the Board may be filled only by the remaining directors for the full term of the directorship in which the vacancy occurred;

•	the power of the Board, without Stockholder approval, to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series of stock;

•	the exclusive power of the Board to amend the Bylaws;

•	the power of the Board to cause the Registrant to issue additional shares of stock of any class or series and to fix the terms of one or more classes or series of stock without Stockholder approval;

•	the restrictions on ownership and transfer of the Registrant’s stock; and

•	advance notice requirements for director nominations and Stockholder proposals.

Likewise, if the resolution opting out of the business combination provisions of the MGCL is repealed, or the business combination is not approved by the Board, or the provision in the Bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Exclusive Forum

The Bylaws provide that, unless the Registrant consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, (b) any derivative action or proceeding brought on the Registrant’s behalf (other than actions arising under federal securities laws), (c) any action asserting a claim of breach of any duty owed by any of the Registrant’s directors, officers or other employees to it or to its Stockholders, (d) any action asserting a claim against the Registrant or any of its directors, officers or other employees arising pursuant to any provision of the MGCL or the Charter or the Bylaws or (e) any other action asserting a claim against the Registrant or any of its directors, officers or other employees that is governed by the internal affairs doctrine.  This provision does not cover claims made by Stockholders pursuant to the securities laws of the United States, or any rules or regulations promulgated thereunder.

Limitation of Liability and Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action.  The Charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity.  The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made, or threatened to be made, a party or witness by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received.  Nevertheless, a court may order indemnification in either case if it determines that the director or officer is fairly and reasonably entitled to indemnification, but only for expenses.  In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•
a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The Charter obligates the Registrant, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

•	any present or former director or officer of the Registrant who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

•
any individual who, while a director or officer of the Registrant and at the Registrant’s request, serves or has served as a director, officer, trustee, member, manager or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity.

The Charter also permits the Registrant, with the approval of the Board, to indemnify and advance expenses to any individual who served a predecessor of the Registrant in any of the capacities described above and to any employee or agent of the Registrant or any of its predecessors.

The Registrant will enter into indemnification agreements with each of its directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

REIT Qualification

The Charter provides that the Board may revoke or otherwise terminate the Registrant’s REIT election, without approval of the Stockholders, if it determines that it is no longer in the Registrant’s best interests to attempt to qualify, or to continue to qualify, as a REIT.

Warrants

Following the completion of the Mergers, there will be 46,861,289 Warrants issued and outstanding of the Registrant (the “Warrants”), including (1) 5,186,676 Warrants (the “Private Placement Warrants”) to be held by HN Investors LLC, a Delaware limited liability company (the “Trinity Sponsor”), and (2) 41,674,613 Public Warrants, of which (a) 34,500,000 Public Warrants will held by the holders of the public warrants issued in connection with Trinity Merger Corp.’s (“Trinity”) initial public offering, completed on May 17, 2018, and (b)  7,174,613 Public Warrants will be held by certain entities affiliated with Farallon Capital Management, L.L.C. (collectively, the “Farallon entities”), with which the Registrant has entered into a subscription agreement, whereby the Registrant agreed to issue and sell to the Farallon entities 7,174,613 shares of Common Stock (equivalent to approximately $75.0 million) of the Registrant, and an amount of Public Warrants equal to the amount of shares of Common Stock expected to be issued by the Registrant and purchased by the Farallon entities.

The Warrants will expire five years after the completion of the Registrant’s initial business combination, at 5:00 pm., New York City time, or earlier upon redemption or liquidation.

The Registrant may call the Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Warrant holder; and

•
if, and only if, the reported last sale price of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Registrant sends the notice of redemption to the Warrant holders.

If and when the Warrants become redeemable by the Registrant, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Registrant issues a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise its Warrant prior to the scheduled redemption date.

If the Registrant calls the Warrants for redemption as described above, it will have the option to require any holder that wishes to exercise its Warrant to do so on a “cashless basis.” If the Registrant takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value.  The “fair market value” shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.  If the Registrant’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Warrants, including the “fair market value” in such case.  If the Registrant requires cashless exercise in this manner, it will not receive cash proceeds in connection with the Warrant exercises; however, the number of shares to be issued upon exercise of the Warrants would be reduced and thereby lessen the dilutive effect of a Warrant redemption.

A holder of a Warrant may notify the Registrant in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock.  A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value.  For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Registrant, at any time while the Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of the Registrant’s capital stock into which the Warrants are convertible), other than (a) as described in the preceding paragraph, (b) regular monthly, quarterly or other periodic cash dividends or cash distributions, (c) any other cash dividend or distribution required to be paid in order for the Registrant to qualify or maintain its status as a real estate investment trust within the meaning of the Code, or otherwise avoid the imposition of U.S. federal and state income and excise taxes, so long as the Registrant qualifies or is seeking to maintain its status as a real estate investment trust at the time of such cash dividend or distribution, (d) to satisfy the redemption rights of the holders of Trinity’s common stock in connection with Trinity’s initial business combination, (e) to satisfy the redemption rights of the holders of common stock in connection with a stockholder vote to amend Trinity’s amended and restated certificate of incorporation to modify the substance or timing of its obligation to redeem 100% of its common stock if it does not complete its initial business combination by November 17, 2019, or (f) in connection with the redemption of Trinity’s shares of Class A common stock upon its failure to complete its initial business combination, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of the Registrant’s Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Registrant with or into another corporation (other than a consolidation or merger in which the Registrant is the continuing corporation and that does not result in any reclassification or reorganization of the Registrant’s outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Registrant as an entirety or substantially as an entirety in connection with which the Registrant dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of the Registrant’s Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event.  If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the Warrant.  The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.

The Warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company and the Registrant, which is to be amended in connection with the completion of the Mergers by an amendment to the warrant agreement among Continental Stock Transfer & Trust Company, American Stock Transfer & Trust Company, LLC, as successor Warrant agent, and the Registrant.  You should review a copy of the warrant agreement, which is filed as Exhibit 4.3 attached hereto, as amended by the First Amendment to the warrant Agreement, which is filed as Exhibit 4.4 attached hereto, and as further amended by the Second Amendment to the warrant Agreement, which is filed as Exhibit 4.5 attached hereto, for a complete description of the terms and conditions applicable to the Warrants.  Except as the context may otherwise require, references to the warrant agreement herein refer to the warrant agreement, as amended.  The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Warrants to make any change that adversely affects the interests of the registered holders of Warrants.

The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Registrant, for the number of Warrants being exercised.  The Warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock.  After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one (1) vote for each share of Common Stock held of record on all matters to be voted on by Stockholders.

No fractional shares will be issued upon exercise of the Warrants.  If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, the Registrant will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the Warrant holder.

Public Warrants

Each Public Warrant will entitle the registered holder to purchase one-fourth of one share of the Registrant’s Common Stock at a price of $2.875 one fourth (1/4th) share, with the exercise of Public Warrants for less than a full share not permissible, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Registrant’s initial business combination.

Private Placement Warrants

Each Private Placement Warrant will entitle the registered holder to purchase one share of the Registrant’s Common Stock at a price of $11.50 per share.  The Private Placement Warrants (including the Registrant’s Common Stock issuable upon exercise of the Private Placement Warrants) will not be redeemable by the Registrant so long as they are held by the Trinity Sponsor or its permitted transferees.  The Trinity Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis.  Except as described herein, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants.  If the Private Placement Warrants are held by holders other than the Trinity Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Registrant and exercisable by the holders on the same basis as the Public Warrants, except with respect to the number of shares of the Registrant’s Common Stock for which each Private Placement Warrant is exercisable and the related exercise price, as described herein.

Restrictions on Transfers of Founder Shares and Private Placement Warrants

The 4,823,640 shares of Common Stock to be issued to the Trinity Sponsor as the stockholder of shares of Class B common stock, par value $0.0001 per share of Trinity (the “Trinity Sponsor Shares”) and the Private Placement Warrants and any shares of Common Stock issued upon conversion or exercise thereof are each subject to transfer restrictions pursuant to lock-up provisions in a letter agreement with B. Riley FBR, Inc., entered into on August 9, 2019 by each of the Trinity Sponsor and certain officers and directors of Trinity (the “Lock-Up Agreements”).

In the case of the Trinity Sponsor Shares, the Lock-Up Agreements provide that, during the period commencing on the completion of Trinity’s initial business combination and continuing until the earlier of (i) one year after the completion of Trinity’s initial business combination, or (ii) subsequent to the completion of Trinity’s initial business combination, (x) if the last sale price of the Registrant’s Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the completion of Trinity’s initial business combination, or (y) the date on which the Registrant completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, each such holder will not sell, offer to sell, pledge or transfer any shares of Common Stock held by such holder, subject to certain limited exceptions.  Concurrently, the Trinity Sponsor and those certain officers and directors of Trinity executing such lock-up agreements, will enter into a separate amendment to terminate that certain letter agreement entered into among such Trinity officers and directors and Trinity and dated May 14, 2018, upon consummation of Trinity’s initial business combination. The Lock-Up Agreements executed by the parties incorporate, on substantially similar terms, the lock-up terms and conditions found in the original letter agreement.

In the case of the Private Placement Warrants and the Common Stock underlying such Private Placement Warrants, the Lock-Up Agreements provide that, until 30 days after the completion of Trinity’s initial business combination, such securities are not transferable or salable.

Notwithstanding the foregoing, the Private Placement Warrants (including the Registrant’s Common Stock issuable upon exercise of the Private Placement Warrants) and the Common Stock underling the Trinity Sponsor Shares may be transferred (a) to Trinity’s officers or directors, any affiliates or family members of any of its officers or directors, any members of the Trinity Sponsor, or any affiliates of the Trinity Sponsor, (b) in the case of an individual, by gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of an initial business combination at prices no greater than the price at which the shares or warrants were originally purchased; (f) in the event of the Registrant’s liquidation prior to the completion of Trinity’s initial business combination; (g) by virtue of the laws of Delaware or the Trinity Sponsor’s limited liability company agreement upon dissolution of the Trinity Sponsor; or (h) in the event of Registrant’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of Trinity’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the completion of Registrant’s initial business combination; provided, however, that in the case of clauses (a) through (e) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the Lock-Up Agreements.

Item 2.          Exhibits.

The following exhibits have been filed as exhibits to the Registration Statement, as amended, and are incorporated herein by reference:

Exhibit No.	Description
3.1	Form of Articles of Amendment and Restatement of the Registrant.
3.2	Form of Amended and Restated Bylaws of the Registrant.
4.1	Specimen Common Stock Certificate.
4.2	Specimen Warrant Certificate.
4.3	Warrant Agreement, dated as of May 14, 2018, between Trinity Merger Corp. and Continental Stock Transfer & Trust Company.
4.4	Form of First Amendment to Warrant Agreement, between Continental Stock Transfer & Trust Company and Trinity Merger Corp.
4.5	Form of Second Amendment to Warrant Agreement, between Continental Stock Transfer & Trust Company, American Stock Transfer & Trust Company, LLC, Trinity Merger Corp. and the Registrant.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

BROADMARK REALTY CAPITAL INC.

By:	/s/ Sean A. Hehir
	Name:	Sean A. Hehir
	Title:	President and Chief Executive Officer

Date:  November 14, 2019